Exhibit 4.8

Stock Option Award (#) ____

VCA INC.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD CERTIFICATE

THIS IS TO CERTIFY that VCA Inc., a Delaware corporation (the “Company”), has granted you (“Participant”) an option to purchase shares of Common Stock of the Company under its 2015 Equity Incentive Plan (the “Plan”), as follows:

Participant:	_____________________________________
Total Option Shares:	_____________________________________
Exercise Price per Share:	$[●]
Type of Option (check one):	☐ Incentive Stock Option	☐ Nonstatutory Stock Option
Date of Grant:	_____________________________________
Expiration Date:	_____________________________________
Vesting Terms:
Vesting Commencement Date:	_____________________________________
Vesting Schedule:
Additional Vesting Terms:	[Insert additional vesting terms.]

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the attached Stock Option Award Agreement and the Plan (both incorporated herein by this reference as if set forth in full in this document).  By executing this Certificate, you hereby irrevocably elect to accept the Stock Option rights granted under this Certificate and the related Stock Option Award Agreement and to receive the Option to purchase shares of Common Stock of the Company designated above subject to the terms of the Plan, this Certificate and the Stock Option Award Agreement.

Participant: _____________________________________ Name: _______________________________ Dated: _______________________________	VCA Inc. By: _________________________________ Name: _______________________________ Dated: _______________________________

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Certificate

VCA INC.
2015 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (this “Agreement”), is made and entered into on the execution date of the Stock Option Award Certificate to which it is attached (the “Certificate”), by and between VCA Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate.

Under the Company’s 2015 Equity Incentive Plan (the “Plan”), the Administrator of the Plan has authorized the grant to Participant of the option to purchase shares of the Company’s Common Stock (the “Award”), under the terms and subject to the conditions set forth in the Certificate, this Agreement and in the Plan.  Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Grant of Option.  The Company hereby grants to Participant an option (the “Option”) to purchase the number of shares of Common Stock (the “Option Shares”) set forth in the Certificate as Total Option Shares at the Exercise Price per share set forth in the Certificate, subject to all of the terms and conditions of the Certificate, this Agreement and the Plan.  If designated as an Incentive Stock Option in the Certificate, the Option is intended to qualify as an “incentive stock option” (an “ISO”) as defined in Section 422(b) of the Code, although the Company makes no representation or guarantee that the Option will qualify as an ISO.

2.            Right to Exercise.

(a) Vesting.  The Option will vest and become exercisable according to the Vesting Schedule set forth in the Certificate.  If application of the Vesting Schedule causes a fractional share of Common Stock (a “Share”) to otherwise become exercisable, the Share will be rounded down to the nearest whole Share for each vesting period except for the last period in the vesting period, at which time the Option will become exercisable for the full remainder of the Option Shares.

(b) Exercise Period.  Unless the Option expires as provided in Section 3, the Option may be exercised after the Date of Grant set forth in the Certificate to the extent the Option has vested.  The Option cannot be exercised for fractional Option Shares.  The Option Shares issued on exercise of the Option will be subject to the restrictions on transfer set forth in Section 10.

3.            Expiration.  The Option will expire at 11:59 pm Pacific Time on the Expiration Date set forth in the Certificate or earlier as provided in Section 4 below.

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

4.            Termination of Continuous Service.  Unless otherwise provided in an employment agreement or service agreement, the terms of which have been approved by the Administrator, the right to exercise the Option is subject to the following terms and conditions.

(a) Forfeiture of Unvested Options.  If Participant’s Continuous Service is terminated for any reason (including Participant’s Disability or death) other than for Cause, the unvested portion of the Option will terminate at the close of business on the date of termination of Continuous Service.

(b) Termination for Any Reason except Death, Disability or Cause.  If Participant’s Continuous Service is terminated for any reason other than Participant’s Disability or death or by the Company for Cause, Participant will be entitled to exercise the Option to the extent permitted by Section 6(f) of the Plan.

(c) Termination Due to Disability or Death.  If Participant’s Continuous Service is terminated by reason of Participant’s Disability or death (or if, within three months after the date of termination of Participant’s Continuous Service for any reason other than for Cause, Participant dies), Participant (or Participant’s legal representative, executor, administrator, heir, or legatee, as the case may be) may exercise the Option to the extent permitted by Section 6(h) or 6(i) the Plan, as applicable.

(d) Termination for Cause.  If the Company, including any Related Company, terminates Participant’s Continuous Service for Cause, then all of Participant’s rights under this Agreement will expire and the entire Option will terminate, regardless of whether or to what extent vested, as of the beginning of business on the date of termination of Participant’s Continuous Service.

(e) Extension of Option Termination Date.  If the exercise of the Option following the termination of Participant’s Continuous Service for any reason (other than Participant’s Disability or death or by the Company for Cause) would violate any applicable federal, state, or local law, then notwithstanding anything in this Agreement to the contrary, the Option will remain exercisable for a limited period as permitted by Section 6(g) of the Plan, but only to the extent that the Option is exercisable by Participant on the date of termination.

(f) Effect of Termination of Employment on ISO Status.  If permitted by this Agreement, any exercise beyond (i) three months after the date of termination of Participant’s employment with the Company and its Related Companies for any reason other than Participant’s Disability or death, or (ii) 12 months after the date of termination of Participant’s employment with the Company and its Related Companies by reason of Participant’s Disability or death, will be treated as an exercise of a Nonstatutory Stock Option and not an ISO.

5.            Manner of Exercise.

(a) Stock Option Exercise Notice.  To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s legal representative, executor, administrator, heir or legatee, as the case may be) must deliver to the Administrator a fully executed stock option exercise notice and agreement in the form attached hereto, or in any

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

other form as approved by the Administrator (the “Exercise Notice”). The Exercise Notice must set forth, inter alia, (i) Participant’s election to exercise the Option; (ii) the number of Option Shares being purchased; (iii) any restrictions imposed on the Option Shares; and (iv) any representations, warranties or agreements regarding Participant’s investment intent and access to information as the Company may require to comply with applicable securities laws.  The Option may be exercised by someone other than Participant only on submission of documentation reasonably acceptable to the Company verifying that the person has the legal right to exercise the Option.

(b) Payment.  The entire Exercise Price must be paid in full by cash or check for an amount equal to the aggregate Exercise Price for the number of Option Shares being purchased.  Alternatively, in the Administrator’s sole discretion and under such terms as the Administrator approves, the Exercise Price may be satisfied by the alternative methods of payment set forth in Section 6(d) of the Plan.

(c) Tax Withholding.  As a condition to the exercise of the Option, before the issuance of the Option Shares, Participant must pay or provide for any applicable federal, state, and local withholding obligations of the Company.  If the Administrator permits, Participant may provide for payment of withholding taxes on exercise of the Option by one or more of the following means:  (i) cash payment; (ii) Cashless Exercise; (iii) A Stock-for-Stock Exchange; or (iv) by Share Withholding.  Payment of the tax withholding by a Participant who is an Insider by a Stock-for-Stock Exchange or in the form of Share Withholding is subject to pre-approval by the Administrator, in its sole discretion, in a manner that complies with the specificity requirements of Rule 16b-3 of the Exchange Act.  Notwithstanding any other provisions of this Agreement or the Plan, neither the Company nor the Administrator shall be obligated to transfer or otherwise issue any Option Shares to Participant if the Participant has not paid or made arrangements satisfactory to the Administrator to pay to the Company the amount required to satisfy any federal, state or local taxes required by law to be withheld with respect to such Option Shares.

(d) Issuance of Option Shares.  Subject to the conditions that the Exercise Notice and payment (including applicable tax withholding) are in form and substance satisfactory to the Administrator, the Company will issue the Option Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative.  The Option will be deemed exercised on the Administrator’s receipt of the fully executed Exercise Notice accompanied by required payment (including any applicable tax withholding requirements).  The Company will deliver certificates representing the Option Shares with the appropriate legends affixed thereto.  If the Option Shares are not fully vested, the Company may hold the certificates in its custody until vested.

6.            Compliance with Laws and Regulations.  The exercise of the Option and the issuance and transfer of Option Shares is subject to the Company’s and Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state, and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of issuance or transfer.  Participant understands that the Company is under no obligation to register or qualify the Option Shares with the Securities and Exchange Commission, any state securities commission, any

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

foreign securities regulatory authority, or any securities exchange to effect compliance.  Participant agrees to cooperate with the Company to ensure compliance with such laws.

7.            Notice of Disqualifying Disposition of ISO Shares.  If the Option is an ISO and Participant sells or otherwise disposes of any of the Option Shares acquired under the ISO on or before the later of (i) the second anniversary of the Date of Grant or (ii) the first anniversary of the transfer of the Option Shares to Participant on exercise of the Option, Participant will immediately notify the Company in writing of the disposition.  If any such disposition causes Participant to be subject to income tax withholding by the Company on the income recognized by Participant, Participant will satisfy the withholding obligation by payment in cash or out of the current wages or other compensation payable to Participant by Company or any Related Company.

8.            Non-Transferability of Option.  If the Option is an ISO, the Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or, in the event of Participant’s incapacity, by Participant’s legal representative.  If the Option is not an ISO, on the Administrator’s written approval, the Option may be transferred by gift or domestic relations order to a Permitted Transferee under Section 12(d)(ii) and (iii) of the Plan.

9.            Privileges of Stock Ownership.  Participant will not have any of the rights of a Stockholder with respect to any Option Shares before the Option Shares are issued to Participant.

10.         Participant’s Representations and Warranties.  Participant represents and warrants to the Company that Participant has received copies of the Plan and the current prospectus prepared by the Company in connection with the Form S-8 registration filed by the Company with the Securities and Exchange Commission to register the securities under the Plan (the “Prospectus”), has read and understands the terms of the Plan, the Certificate, this Agreement, and the Prospectus, and agrees to be bound by their terms and conditions.  Participant acknowledges that there may be adverse tax consequences on the exercise of the Option or the disposition of any shares of Common Stock received on exercise of an Option, and that Participant should consult a tax advisor before such time.  Participant agrees to sign such additional documentation as the Company may reasonably require from time to time.  Participant understands that Rule 144 issued under the Securities Act may indefinitely restrict transfer of the Common Stock if Participant is an “affiliate” of the Company (as defined in Rule 144), or for up to one year if “current public information” about the Company (as defined in Rule 144) is not publicly available regardless of whether Participant is an affiliate of the Company.

11.          Restrictions on Transfer.

(a) Securities Law Restrictions.  Regardless of whether the offering and sale of shares of Common Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state or foreign jurisdiction, the Company at its discretion may impose restrictions on the sale, pledge or other transfer of the Option Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

necessary or desirable to achieve compliance with the Securities Act, the securities laws of any state or foreign jurisdiction, or any other law.

(b) Consent to Market Standoff.  If an underwritten public offering by the Company of its equity securities occurs, the Participant agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Option Shares without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of the registration statement as may be requested by the Company or the underwriters.  In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Option Shares acquired under this Agreement until the end of the applicable standoff period.  If there is any change in the number of outstanding shares of Common Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off, or a spin-off), a merger or consolidation, a reverse merger, or similar transaction, then any new, substituted, or additional securities which are by reason of the transaction distributed with respect to any Option Shares subject to the Market Standoff, or into which the Option Shares thereby become convertible, will immediately be subject to the Market Standoff.

(c) Administration.  Any determination by the Administrator and its counsel in connection with any of the matters set forth in this Section 10 will be conclusive and binding on Participant and all other persons.

12.          No Right to Continued Service.  Nothing in this Agreement or the Plan imposes or will be deemed to impose, by implication or otherwise, any limitation on any right of the Company, including its Related Companies, to terminate Participant’s Continuous Service at any time.

13.          Modification.  This Agreement may not be amended or otherwise modified except in writing signed by both parties.

14.          Interpretation.  Any dispute regarding the interpretation of this Agreement must be submitted by Participant or the Company to the Administrator for review.  The resolution of any dispute by the Administrator will be final and binding on the Company and Participant.

15.          Notices.  Any notice required under this Agreement to be delivered to the Company must be in writing and addressed to the Secretary of the Company at its principal corporate offices.  Any notice required to be delivered to Participant must be in writing and addressed to Participant at the address indicated in the records of the Company or to such other address as Participant designates in writing to the Company.  All notices will be deemed to have been delivered:  (i) on personal delivery; (ii) five days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) two business days after deposit with any return receipt express courier (prepaid); or (iv) one business day after transmission by facsimile.

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

16.          Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement will be binding on and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement is binding on Participant and Participant’s heirs, executors, administrators, legal representatives, successors, and assigns.

17.          Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles.  If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then that provision will be enforced to the maximum extent possible and the other provisions of the Agreement will remain fully effective and enforceable.

18.          Entire Agreement.  The Plan and the Certificate are incorporated into this Agreement by reference, and together with this Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.  In the event of a conflict or inconsistency between the terms and conditions of this Agreement, the Certificate, and the Plan, the Plan will govern.

VCA Inc. 2015 Equity Incentive Plan
Stock Option Award Agreement

STOCK OPTION EXERCISE NOTICE

☐ Incentive Stock Option	Option Holder: _____________________
☐ Nonstatutory Stock Option	Date: _____________________________

VCA Inc.
[____________________________]
[____________________________]
Attention:  Chief Financial Officer

Ladies and Gentlemen:

1.     Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Option Shares”) of VCA Inc., a Delaware corporation (the “Company”), under the Company’s 2015 Equity Incentive Plan (the “Plan”), my Certificate of Stock Option Award (the “Certificate”) and my Stock Option Agreement (the “Stock Option Agreement”) as follows:

Stock Option Award Number:	______________________
Date of Grant:	______________________
Number of Option Shares:	______________________
Exercise Price per Share:	$ ____________________
2.    Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Option Shares, all of which are vested Option Shares in accordance with the Certificate and the Stock Option Agreement:

Total Option Shares Purchased:	_______________________
Net Exercise Price: (Option Shares Purchased x Exercise Price per Share)	$ _____________________

3.    Payments.  I enclose payment in full of the Total Exercise Price for the Option Shares in the following form or forms, as authorized by the Stock Option Agreement:

Cash:	$ ______________________
Check:	$ ______________________
Tender of Company Stock:	Contact Plan Administrator

4.    Tax Withholding.  As a condition of exercise, I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local, and foreign tax withholding obligations of the Company, if any, in connection with the Option in one or more of the following forms:

VCA Inc. 2015 Equity Incentive Plan
Stock Option Exercise Notice

Cash:	$ _______________________
Check:	$ _______________________
Tender of Company Stock:	Contact Plan Administrator

5.    Option Holder Information

My address is:   _________________________________________
                            _________________________________________

My Social Security Number is: _____________________________

6.    No Detrimental Activity.  I hereby certify that I am in compliance with the terms and conditions of the Plan and have not engaged in any Detrimental Activity as defined in the Plan.

7.    Notice of Disqualifying Disposition.  If the Option is an Incentive Stock Option, I agree that I will promptly notify the Treasurer of the Company if I transfer any of the Option Shares within one year from the date I exercise all or part of the Option or within two years of the Date of Grant of the Option.

8.    Binding Effect.  I understand and agree that I am purchasing the Option Shares under the terms of the Plan, the Certificate, and the Stock Option Agreement, copies of which I have received and read carefully and understand, and to all of which I hereby expressly assent.  This Agreement will inure to the benefit of and be binding on my heirs, executors, administrators, successors and assigns.

Signed,

_________________________________________
(Signature)

Receipt of the above is hereby acknowledged.

VCA Inc.

By:   ________________________________________
Title:  _______________________________________
Date:  _______________________________________

 VCA Inc. 2015 Equity Incentive Plan
Stock Option Exercise Notice
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